FOR IMMEDIATE RELEASE

Contact:	Julie Lynne Weeks
El Pollo Loco, Inc.
714.599.5150
jweeks@elpolloloco.com

EL POLLO LOCO’S PARENT COMPANY COMPLETES REDEMPTION OF A PORTION OF ITS 14½% SENIOR DISCOUNT NOTES DUE 2014

COSTA MESA, Calif. (May 17, 2011) – EPL Intermediate, Inc. (the “Company”), the parent company of El Pollo Loco, Inc., announced today that it has completed the previously announced redemption of its 14½% Senior Discount Notes due 2014 (the “Notes”), issued pursuant to the Indenture, dated as of November 18, 2005, among the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Indenture”), effective May 15, 2011 (the “Redemption Date”).  The Company redeemed a portion of the Notes equal to $10,144,000, the Mandatory Principal Redemption Amount (as defined in the Indenture), at a redemption price equal to 104.500% of the Accreted Value (as defined in the Indenture) of such portion of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the Redemption Date.
The Bank of New York Mellon Trust Company, N.A. acted as paying agent for the Company in connection with the redemption.
This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.
El Pollo Loco, Inc., a privately held company headquartered in Costa Mesa, California, currently operates more than 400 restaurants in nine states: California, Arizona, Connecticut, Georgia, Illinois, Nevada, Oregon, Texas and Utah.  For more information, visit El Pollo Loco’s website at www.elpolloloco.com.
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